Exhibit 12.1
                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                              Six Months Ended
                                              ----------------
                                            July 1,     June 26,
                                             2000        1999
                                             ----        ----
Income before taxes                         $ 7,943     $ 5,594

Add fixed charges net of
   capitalized interest                          44          32
                                           --------    --------
Income before taxes and fixed
  charges (net of capitalized
  interest)                                 $ 7,987     $ 5,626
                                            ========   ========

Fixed charges:

Interest                                    $    21     $    20

Capitalized interest                              4           3

Estimated interest component
  of rental expense                              23          12
                                           --------    --------

Total                                       $    48     $    35
                                            ========   ========

Ratio of earnings before taxes and
  fixed charges, to fixed charges               166         161